SCHEDULE A
(to the Trust Instrument dated October 1, 1997)

SERIES OF THE TRUST

(As amended December 15, 2010)

Marsico Focus Fund
Marsico Growth Fund
Marsico 21st Century Fund
Marsico International Opportunities Fund
Marsico Flexible Capital Fund
Marsico Global Fund
Marsico Emerging Markets Fund